Exhibit 99.1

October 25, 2011

POWER-ONE, INC.

NOTICE OF REDEMPTION OF

6.0%/8.0%/10.0% CONVERTIBLE SENIOR NOTES DUE 2019

(THE “NOTES”)

(CUSIP No. 739308 AD 6)

Pursuant to Section 3.07 of the Indenture, dated as of May 8, 2009 (the “Indenture”), among Power-One, Inc. (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), pursuant to which the Notes were issued, notice is hereby given that the Issuer has elected to, and will, redeem all of the outstanding Notes on November 23, 2011 (the “Redemption Date”) pursuant to Paragraph 7 of the Notes and Section 3.04 of the Indenture. Capitalized terms used but not defined herein shall have the meanings given in the Indenture.

All of the remaining outstanding Notes will be redeemed.  The Notes will be redeemed at a redemption price (the “Redemption Price”) of 100% of the principal amount thereof ($1,000.00 for each $1,000 principal amount of Notes).  Accrued and unpaid interest to, but excluding, the Redemption Date will also be paid.

The current Conversion Rate of the Notes is 740.7407407 shares of Common Stock per $1,000 principal amount of the Notes.  We hereby certify that the Closing Price for each of 20 or more Trading Days in a period of 30 consecutive Trading Days ending on the day prior to providing notice of redemption to Holders of the Notes in accordance with Section 3.07 shall have exceeded 300% of the applicable Conversion Price, and that the Issuer shall have made at least five scheduled semi-annual interest payments (including the interest payments on November 8, 2011) in the full amount required by the Indenture with respect to the Notes prior to redeeming any Notes pursuant to Section 3.04(a) of the Indenture.

The Redemption Price will be paid to Holders on or after the Redemption Date, upon surrender to The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), of the Notes redeemed.  Unless the Issuer defaults in paying the Redemption Price or accrued and unpaid interest, if any (including, where the Redemption Date is after a record date for the payment of an installment of interest and on or before the related interest payment date, the payment, on such interest payment date, of accrued and unpaid interest to, but excluding, such interest payment date to the Holder of record at the close of business on such record date), interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the Holders is to receive, upon surrender of the Notes to the Paying Agent, payment of the amounts due hereunder upon redemption (and the rights of the Holders of record of such Notes to receive, on the applicable interest payment date, accrued and unpaid interest in accordance with the Indenture in the event the Redemption Date is after a record date for the payment of an installment of interest and on or before the related interest payment date).

The right of Holders to convert the Notes called for Redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date (November 22, 2011), unless there shall be a Default in the payment of the Redemption Price or accrued and unpaid interest, if any, payable as provided in the Indenture upon redemption.

To collect the Redemption Price, plus, if applicable, accrued and unpaid interest, the Notes must be surrendered for redemption, at the office of the Paying Agent shown below, at any time on or after the Redemption Date, and interest on the Notes will cease to accrue on and after the Redemption Date, whether or not such Notes are presented for payment:

if by first-class mail:

The Bank of New York Mellon

P.O. Box 396

East Syracuse, New York 13057

Attention: Corporate Trust Redemption

if by certified or registered mail or courier:

The Bank of New York Mellon

111 Sanders Creek Parkway, 2nd Floor

East Syracuse, New York 13057

Attention: Corporate Trust Redemption

The CUSIP number indicated above is included solely for the convenience of the Holders of the Notes. The Issuer is not responsible for the use or selection of this number, nor is any representation made as to the correctness or accuracy of such number printed on the Notes or as listed in this notice of redemption.

Holders who want to convert Notes into shares of Common Stock or shares of Junior Convertible Preferred Stock must satisfy the requirements of Article 10 of the Indenture.  The Bank of New York Mellon Trust Company, N.A. will act as the conversion agent (the “Conversion Agent”).  Notes must be surrendered for conversion to the Conversion Agent at:

The Bank of New York Mellon Corporate Trust — Reorganization Unit

101 Barclay Street 7 East

New York, New York 10286

A Holder may convert a portion of the principal amount of a Note if the portion is $1,000 or an integral multiple of $1,000.

Subject to and upon compliance with the provisions of the Indenture, a Holder of a Note may, at such Holder’s option, convert the Notes subject to this notice for redemption at any time on or prior to the Close of Business on the Business Day immediately preceding the Redemption Date into fully paid and nonassessable shares of Junior Convertible Preferred Stock with a liquidation preference equal to the principal amount of such Note.

To convert a Note represented by a Global Note, a Noteholder must convert by book-entry transfer to the Conversion Agent through the facilities of the Depositary.

As promptly as practicable and in any case within three (3) Trading Days following the Conversion Date applicable to the Notes being converted, the Issuer shall deliver to the Holder, through the Conversion Agent, the shares of Common Stock or Junior Convertible Preferred Stock, as applicable, required to be delivered upon the conversion of such Notes and, if applicable, any Cash in lieu of fractional shares pursuant to Section 10.03 of the Indenture. The person in whose name the certificate representing any shares is registered shall be treated as a stockholder of record on and after the Conversion Date.

Upon conversion of a Note, a Noteholder will not receive, except as described in the Indenture, any separate Cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the Common Stock or Junior Convertible Preferred Stock, as applicable, and, if applicable, Cash in lieu of fractional shares, if any, received by the Noteholder upon conversion.  Delivery to the Noteholder of such shares of Common Stock or Junior Convertible Preferred Stock, as applicable, and Cash, if any, will thus be deemed (1) to satisfy the Issuer’s obligation to pay the principal amount of a Note and (2) to satisfy the Issuer’s obligation to pay accrued and unpaid interest on the Note.  As a result, upon conversion of a Note, accrued and unpaid interest on such Note is deemed paid in full rather than cancelled, extinguished or forfeited.

The Issuer will not issue a fractional share of Common Stock upon conversion of a Note. Instead, the Issuer will deliver Cash in lieu of a fractional share based on the Closing Price of the Common Stock on the Conversion Date (or if the Conversion Date is not a Trading Day, the next preceding Trading Day), rounded to the nearest whole cent.

[Signature page follows]

POWER-ONE, INC.

By:	/s/ Gary R. Larsen
Name: Gary R. Larsen
Title: Chief Financial Officer